Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	KALOBIOS PHARMACEUTICALS, INC, a Delaware Corporation
Number of Shares:	55,556 (subject to Section 1.8)
Class of Stock:	Series B-2 Preferred
Initial Exercise Price:	$1.44 per share
Issue Date:	October 31, 2005
Expiration Date:	October 31, 2015

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of Series B-2 Preferred Stock (the “Shares”) of KaloBios Pharmaceuticals, Inc. (the “Company”) at $1.44 per share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1.	EXERCISE.

1.1 Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4. Such conversion shall be effected by surrendering this warrant and delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.

1.3 Intentionally Omitted.

1.4 Fair Market Value. So long as the Shares are listed on a national securities exchange, the NASDAQ National Market or another nationally recognized trading system, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are then convertible) reported for the trading day immediately before the day Holder delivers its Notice of Exercise to the Company. If the Shares are not so listed, the Board of Directors of the Company shall determine the fair market value of the Shares in its reasonable good faith judgment.

1.5 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.6 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.7 Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1 “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.7.2 “Assumption of Warrant”. If upon the closing of any Acquisition, the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property of the successor as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.7.3 “Nonassumption.” If upon the closing of any Acquisition wherein the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then this warrant shall be deemed to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

1.8 Adjustment to Number of Shares. If, at any time, the Company has requested and Holder has made a Growth Capital Advance to the Company pursuant to that certain Loan and Security Agreement between the Company and Holder dated as of October 31, 2005, this warrant shall automatically be adjusted to instead be exercisable for a Number of Shares equal to One Hundred Thirty Eight Thousand Eight Hundred Eighty Nine (138,889).

ARTICLE 2.	ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4 Adjustments for Diluting Issuances. In the event of the Company’s issuance of Dilutive Stock (as defined in the Company’s Certificate of Incorporation, as amended from time to time) that causes a conversion price adjustment to the Company’s Series B-2 Preferred Stock (or other securities for which this warrant becomes exercisable) pursuant to the Company’s Certificate of Incorporation after the Issue Date (a “Conversion Price Adjustment”), the number of shares of common stock issuable upon conversion of the Shares issued upon exercise of this Warrant shall be adjusted in accordance with such Conversion Price Adjustment. Under no circumstances shall the aggregate Warrant Price payable by Holder upon exercise of the warrant increase as a result of any adjustment arising from an issuance of Dilutive Stock.

2.5 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. Notwithstanding the foregoing, the Company shall not have been deemed to have impaired Holder’s rights hereunder if it amends its Certificate of Incorporation, or the holders of Series B-2 Preferred Stock waive rights thereunder, in a manner that does not affect Holder differently than the other holders of the Series B-2 Preferred Stock.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer or other authorized officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3.	REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to Holder as follows:

(a) The initial Warrant Price referenced on the first page of this warrant is the price at which the Company has sold shares of Series B-2 Preferred Stock.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time on or before the Expiration Date (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights, but only to the extent Holder would be entitled to such subscription rights as a stockholder of the Company (assuming exercise of the warrant for all of the Shares); (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3 Information Rights. So long as this warrant is exercisable for any Shares, upon the written request to the Company and for a purpose that is reasonably related to Holder’s determination of the fair market value of the Shares, the Company shall deliver to Holder the Company’s most recent annual audited financial statements and the Company’s most recent quarterly, unaudited financial statements (the “Financial Statements”), and Holder shall be entitled to discuss the Financial Statements with the Company’s management (the “Information Rights”). Notwithstanding the foregoing, Holder shall have the right to request such Information Rights no more than once per year.

3.4 Registration Under Securities Act of 1933, as amended. The Company agrees that within One hundred twenty (120) days of the Issue Date, the Company shall amend its Amended & Restated Investor Rights Agreement, dated January 27, 2005, and such amendment will add Holder as a party thereto and that the common stock into which the Shares are convertible shall then have certain registration rights pursuant to and as set forth in such Investors Rights Agreement.

ARTICLE 4.	MARKET STANDOFF PERIOD.

4.1 Market Standoff Period. Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s common stock (“Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 4.1 shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to Holder if all officers and directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 4.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

ARTICLE 5.	MISCELLANEOUS.

5.1 Term: Exercise Upon Expiration. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

5.2 Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

5.3 Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company shall not require Holder to provide an opinion of counsel if, subject to the terms hereof, the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4 Transfer Procedure. Subject to the provisions of Section 5.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company written notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this warrant to its affiliates, including, without limitation, Comerica Incorporated, at any time with either prior or subsequent written notice to the Company (such notice to be provided to the Company no later than ten (10) business days of the consummation of such transfer), and such affiliate shall then be entitled to all the rights of Holder under this warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this warrant is issued in the name of the affiliate that exercises the warrant. The terms and conditions of this warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company’s stock is publicly traded, the Company shall have the right to refuse to transfer any portion of this warrant to any person who directly competes with the Company.

5.5 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to Holder shall be addressed as follows:

Comerica Bank

Attn: Warrant Administrator

500 Woodward Avenue, 32nd Floor, MC 3379

Detroit, MI 48226

5.6 Amendments and Waivers. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

KALOBIOS PHARMACEUTICALS, INC.

By:

Name:	G. T. YARRANTON

Title:	CEO

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering warrants must sign the warrant.

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                  shares of the                  stock of KALOBIOS PHARMACEUTICALS, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

2. The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to                  of the shares covered by the warrant.

[Strike paragraph that does not apply.]

3. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Bank

Attn: Warrant Administrator

500 Woodward Avenue, 32nd Floor, MC 3379

Detroit, MI 48226

4. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA BANK or Registered Assignee

(Signature)

(Date)